EXHIBIT 99.1 TO CURRENT REPORT ON FORM 8-K DATED AS OF APRIL 4, 2003
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SAFEGUARD HEALTH ENTERPRISES, INC.            95 Enterprise, Suite 100
                                              Aliso Viejo, California 92656-2605
                                              949.425.4300


CONTACT:   DENNIS L. GATES
           SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
           (949) 425-4531

              SAFEGUARD RECEIVES APPROVAL TO COMPLETE ITS PURCHASE

                             OF AMERITAS DENTAL HMO

ALISO VIEJO, CALIFORNIA (MARCH 31, 2003) - SafeGuard Health Enterprises, Inc. (OTC Bulletin Board: SFGD) today announced that it has received regulatory approval to complete its purchase of the Southern California-based dental health maintenance organization (Dental HMO) subsidiary of Ameritas Life Insurance Corp. (Ameritas). The transaction is expected to close immediately and to be accretive to 2003 earnings.

Commenting on the transaction, James E. Buncher, SafeGuard's president and chief executive officer, said, "We are pleased that the Department of Managed Health Care in California has approved this transaction, the final contingency to closing. We welcome the Ameritas Dental HMO members and providers to the SafeGuard family. The integration of Ameritas Dental HMO members should be seamless and with no interruption in service because we have been diligently working on this integration during the period of time that we were awaiting regulatory approval. We believe this transaction will be an excellent opportunity for both SafeGuard and the Ameritas Dental HMO membership, and we look forward to serving them."

Ameritas Group, a division of Ameritas Life Insurance Corp. (an Ameritas Acacia Company), offers group dental and eye care products nationwide and dental business expertise to other insurers. Ameritas currently provides dental coverage for more than 2.7 million people, with annualized in-force dental premiums/premium equivalent of over $530 million.

SafeGuard provides Dental HMO and PPO/indemnity benefit plans, vision benefit plans, TPA services and preferred provider network rental. The Company serves over 800,000 members, primarily in California, Florida and Texas.

The Company notes that statements contained in this news release that are not based on historical facts are forward-looking statements, and as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies and uncertainties, many of which are beyond the control of the Company, include the risk that the Company will be unable to satisfactorily integrate this acquisition into its operations, and those other risk factors that are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, on file with the U.S. Securities and Exchange Commission.

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